Exhibit 10.6

GELTECH SOLUTIONS, INC.

1460 Park Lane South, Suite 1

Jupiter, FL 33458

March 17, 2008

GelTech Solutions, Inc.

1460 Park Lane South, Suite 1

Jupiter, FL 33458

Attention: Mr. Joseph Ingarra

Dear Joe:

This acknowledges that GelTech Solutions, Inc. (“GelTech” or the “Company”) has agreed to modify the Employment Agreement dated September 15, 2006, by and between you (the “Executive”) and GelTech (the “Agreement”) to reflect the following:

▪

Base Salary, under Section 4(a) of the Agreement, is increased from $91,000 to $125,000 per year;

▪

monthly automobile allowances are terminated;

▪

the Executive is granted 200,000 Non-Qualified Stock Options exercisable at $0.667 per share over a 10-year period; and

▪

the definition of “Good Reason” under Section 6(c) of the Agreement is deleted and replaced by the following:

The term Good Reason shall mean (i) the Executive, with or without change in title or formal corporate action, no longer exercises substantially all of the duties and responsibilities and shall no longer possess substantially all of the authority set forth in Section 3; (ii) the Company materially breaches this Agreement; or (iii) any “Change in Control” (as defined below) of the Company. The Executive shall have a period of 30 days following the occurrence of an event constituting Good Reason under clauses (i) and (ii) above and the later of: 180 days or December 31, 2008 following an event constituting Good Reason under clause (iii) above in which to exercise his right to terminate for Good Reason, or the Executive shall be deemed to have waived that particular Good Reason.

A “Change in Control” shall mean any of the following:

(1)

the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other corporate reorganization are owned by persons who were not stockholders of the Company immediately prior to such merger, consolidation or other corporate reorganization;

(2)

any entity or person not now an executive officer or director of the Company becomes either individually or as part of a group (required to file a Schedule 13D or 13G with the Securities and Exchange Commission) the beneficial owner of 30% or more of the Company’s common stock;  for this purpose, the terms “person” and “beneficial ownership” shall have the meanings provided in Section 13(d) of the Securities  Exchange Act of 1934 or related rules promulgated by the Securities and Exchange Commission;

(3)

a sale of all or substantially all of the assets of the Company;

(4)

individuals who, as of the date of this Agreement, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided, however, that any individual becoming a director subsequent to the date of this Agreement whose election or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company (as such term is used in Rule 14a-11 of Regulation 14A, or any successor section, promulgated under the Exchange Act); or

(5)

the Board, in its sole and absolute discretion, determines that there is a Change in Control of the Company.

Please sign a copy of this letter agreement and return it to me.  In all other respects, the Agreement is ratified and confirmed.

Very truly yours,

Michael Cordani
Chief Executive Officer

cc: Michael D. Harris, Esq. (Via Email)

AGREED AND ACCEPTED:

Joseph Ingarra